AMENDED AND RESTATED

CERTIFICATE OF TRUST
OF
YCG FUNDS
This Amended and Restated Certificate of Trust of YCG Funds (the “Trust”) is being duly executed and filed to amend and restate the Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware on September 4, 2012, under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).
The original Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810 of the Act, to read as follows:
1.Name. The name of the statutory trust is YCG Mutual Funds (the “Trust”).
2.Registered Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.
3.Registered Office and Registered Agent. The registered office of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.
4.Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.
5.Effectiveness. This Amended and Restated Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of Delaware.

[The next page is the signature page]

4930-5493-9544.1

IN WITNESS WHEREOF, the undersigned, as a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of the 25th day of March, 2026.

/s/ William D. Kruger
William D. Kruger, Trustee

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